Exhibit 99.1

FuelCell Energy Ends FY2025 with Revenue Growth and a Focus on Data Center Opportunities

Fourth Quarter Fiscal 2025 Summary

(All comparisons are year-over-year unless otherwise noted)

●	Revenue of $55.0 million, compared to $49.3 million, an increase of approximately 12%
●	Gross loss of $(6.6) million, compared to $(10.9) million, a decrease of approximately 39%
●	Loss from operations of $(28.3) million, compared with $(41.0) million, a decrease of approximately 31%
●	Net loss per share attributable to common stockholders was $(0.85), compared with $(2.21)
●	Backlog of $1.19 billion, compared to $1.16 billion, an increase of approximately 2.6%

Fiscal Year 2025 Summary

(All comparisons are year-over-year unless otherwise noted)

●	Revenue of $158.2 million, compared to $112.1 million
●	Gross loss of $(26.4) million, compared to $(35.9) million
●Loss from operations of $(192.3) million, compared with $(158.5) million
●Net loss per share attributable to common stockholders was $(7.42), compared with $(7.83)

DANBURY, Conn., December 18, 2025 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (NASDAQ: FCEL) today reported financial results for its fourth quarter and fiscal year ended October 31, 2025.

“We believe that our fourth quarter performance and ongoing cost reductions have positioned us well to meet the accelerating demand for electricity and data center projects in the U.S. and internationally. Our strategy is deeply focused on the data center market where we see significant opportunities for our efficient, resilient power solutions. We’ve simplified our product line, advanced efficiency, and integrated absorption chilling to help manage thermal loads—critical for high-compute environments. Our sales and marketing focus is increasingly centered on data center opportunities, as we have taken deliberate steps to prepare for this market, and we are actively engaging with data center operators and infrastructure finance providers to deliver the message that we are ready to provide reliable, cost-competitive solutions for these energy-intensive applications,” said Jason Few, President and CEO of FuelCell Energy. He added, “We will maintain our disciplined approach to growth and manufacturing capacity expansion, with the goal of leveraging our decades of utility-scale experience to deliver reliable, cost-competitive solutions for these energy-intensive applications in the future.”

“We have taken proactive measures throughout the fiscal year to strengthen our balance sheet and bolster our liquidity position. At fiscal year-end 2025, we had unrestricted cash and cash equivalents totaling $278.1 million and, coupled with our recent financing from the Export-Import Bank of the United States (“EXIM”), we believe we have significant runway to pursue our strategy focused on opportunities in the rapidly growing data center market,” said Michael Bishop, EVP and CFO of FuelCell Energy.

Consolidated Financial Metrics

	Three Months Ended October 31,			Twelve Months Ended October 31,
(Dollars in thousands, except per share amounts)	2025	2024	Change	2025	2024	Change
Total revenues	$55,016	$49,326	12%	$158,162	$112,132	41%
Gross loss	(6,632)	(10,917)	(39%)	(26,408)	(35,918)	(26%)
Loss from operations	(28,323)	(41,032)	(31%)	(192,348)	(158,488)	21%
Net loss	(29,341)	(39,600)	(26%)	(191,372)	(156,778)	22%
Net loss attributable to common stockholders	$(30,668)	$(42,216)	(27%)	$(191,099)	$(129,209)	48%
Net loss per basic and diluted share attributable to common stockholders (1)	$(0.85)	$(2.21)	(62%)	$(7.42)	$(7.83)	(5%)

EBITDA*	$(18,505)	$(32,250)	(43%)	$(151,948)	$(122,317)	24%
Adjusted EBITDA*	$(17,678)	$(25,343)	(30%)	$(74,441)	$(101,111)	(26%)
Adjusted net loss per basic and diluted share attributable to common stockholders (1) *	$(0.83)	$(1.85)	(55%)	$(4.41)	$(6.54)	(33%)

(1) All historic per share figures have been retroactively adjusted to reflect the Company’s reverse stock split that became effective on November 8, 2024.

* Reconciliations of non-GAAP measures EBITDA, Adjusted EBITDA, and Adjusted net loss per basic and diluted share attributable to common stockholders are contained in the appendix to this press release.

Fourth Quarter of Fiscal 2025 Results

(All comparisons are between fourth quarter of fiscal 2025 and fourth quarter of fiscal 2024 unless otherwise noted)

Fourth quarter revenue of $55.0 million represents an increase of 12% from the comparable prior year quarter.

●	Product revenues were $30.0 million compared to $25.4 million in the comparable prior year period. The increase was primarily driven by $30.0 million of revenue recognized under the Company’s long-term service agreement with Gyeonggi Green Energy Co., Ltd. (“GGE”) for the delivery and commissioning of 10 fuel cell modules for GGE’s 58.8 MW fuel cell power platform in Hwaseong-si, Korea (the “GGE Platform”).

●	Service agreements revenues increased to $7.3 million from $5.6 million. The increase in service agreements revenues during the three months ended October 31, 2025 was primarily driven by revenue recognized under the Company’s long-term service agreement with GGE (“GGE LTSA”) for service provided by the Company to the GGE Platform.

●	Generation revenues increased to $12.2 million from $12.0 million. The increase in generation revenues for the three months ended October 31, 2025 reflects higher output from plants in the Company’s generation operating portfolio during the quarter.

●	Advanced Technologies contract revenues decreased to $5.5 million from $6.4 million. Advanced Technologies contract revenues recognized under our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) were approximately $2.8 million, revenues arising from the purchase order received from Esso Nederland B.V. (“Esso”), an affiliate of EMTEC and Exxon Mobil Corporation, related to the Rotterdam project were approximately $1.6 million and revenue recognized under government contracts and other contracts were approximately $1.1 million for the three months ended October 31, 2025. This compares to Advanced Technologies contract revenues recognized under our Joint Development Agreement with EMTEC of approximately $1.8 million, revenue recognized under the Esso purchase order of approximately $3.5 million and revenue recognized under government contracts and other contracts of approximately $1.1 million for the three months ended October 31, 2024.

Gross loss for the fourth quarter of fiscal 2025 totaled $(6.6) million, compared to a gross loss of $(10.9) million in the comparable prior year quarter. The decrease in gross loss for the fourth quarter of fiscal 2025 was primarily related to decreased gross loss from generation revenues, product revenues and service agreements revenues, partially offset by reduced gross margin on Advanced Technologies contract revenues during the fourth quarter of fiscal 2025.

Operating expenses for the fourth quarter of fiscal 2025 decreased to $21.7 million from $30.1 million in the fourth quarter of fiscal 2024, primarily due a $6.2 million decrease in research and development expenses, partially offset by non-cash impairment expense of $1.3 million.

Administrative and selling expenses decreased to $15.2 million during the fourth quarter of fiscal 2025 from $15.9 million during the fourth quarter of fiscal 2024. The decrease in administrative and selling expenses is primarily due to lower compensation expense resulting from the restructuring actions taken in September 2024, November 2024, and June 2025.

Research and development expenses decreased to $5.5 million during the fourth quarter of fiscal 2025 compared to $11.6 million in the fourth quarter of fiscal 2024. The decrease in research and development expenses is primarily due to a decrease in spending on the Company’s commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon recovery solutions compared to the comparable prior year period.

In connection with our June 2025 restructuring plan, the Company evaluated certain asset groups for impairment in the fourth quarter of fiscal 2025. As a result of this analysis, the Company recorded total non-cash impairment expense of $1.3 million. An additional $64.5 million non-cash impairment expense was recognized in the third quarter of fiscal 2025 as a result of actions taken in connection with the Company’s June 2025 restructuring plan.

Net loss was $(29.3) million in the fourth quarter of fiscal 2025, compared to net loss of $(39.6) million in the fourth quarter of fiscal 2024.

Net loss attributable to common stockholders was $(30.7) million in the fourth quarter of fiscal 2025, compared to net loss attributable to common stockholders of $(42.2) million in the fourth quarter of fiscal 2024.

Adjusted EBITDA totaled $(17.7) million in the fourth quarter of fiscal 2025, compared to Adjusted EBITDA of $(25.3) million in the fourth quarter of fiscal 2024. Adjusted net loss attributable to common stockholders totaled $(29.8) million in the fourth quarter of fiscal 2025, compared to Adjusted net loss attributable to common stockholders of $(35.3) million in the fourth quarter of fiscal 2024. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA and Adjusted net loss attributable to common stockholders, in the appendix at the end of this release. We believe that this improvement in Adjusted EBITDA and Adjusted net loss attributable to common stockholders reflects the early benefits of our cost-saving actions and our sharper focus on our core carbonate platform under our restructuring plan.

The net loss per share attributable to common stockholders in the fourth quarter of fiscal 2025 was $(0.85), compared to $(2.21) in the fourth quarter of fiscal 2024. The decrease in net loss per share attributable to common stockholders is primarily due to the benefit of the higher number of weighted average shares outstanding due to share issuances since October 31, 2024, and the decrease in net loss attributable to common stockholders.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $341.8 million as of October 31, 2025, compared to $318.0 million as of October 31, 2024. Of the $341.8 million as of October 31, 2025, unrestricted cash and cash equivalents totaled $278.1 million and restricted cash and cash equivalents totaled $63.7 million. Of the $318.0 million total as of October 31, 2024, unrestricted cash and cash equivalents totaled $148.1 million, short-term investments totaled $109.1 million and restricted cash and cash equivalents totaled $60.8 million. Short-term investments represented the amortized cost of U.S. Treasury Securities outstanding and held by the Company as of October 31, 2024.

During the three months ended October 31, 2025, approximately 16.4 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $8.33 per share, resulting in gross proceeds of approximately $136.9 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $134.1 million after deducting sales commissions and fees totaling approximately $2.8 million. Subsequent to the end of the quarter, approximately 1.6 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $8.37 per share, resulting in gross proceeds of approximately $13.4 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $13.1 million after deducting sales commissions and fees totaling approximately $0.3 million.

Subsequent to the end of the fiscal year, the Company announced that it has closed a new round of debt financing with EXIM, which we believe marks a continued commitment from EXIM to support the Company’s goal of expanding its delivery of utility grade power in international markets through long-term service agreements with companies like GGE in Korea.

Backlog

	As of October 31,
(Amounts in thousands)	2025	2024	Change
Product	$ 66,155	$ 111,283	$(45,128)
Service	162,406	174,174	(11,768)
Generation	945,215	841,377	103,838
Advanced Technologies	19,468	35,999	(16,531)
Total Backlog	$ 1,193,244	$1,162,833	$ 30,411

Overall, backlog increased by approximately 2.6% to $1.19 billion as of October 31, 2025, compared to $1.16 billion as of October 31, 2024, primarily as a result of the Hartford Project (as defined below) and the long-term service agreement (“LTSA”) with CGN-Yulchon Generation Co., Ltd. (“CGN”) with respect to CGN’s Yulchon facility in Korea (the “CGN Platform”). Backlog by revenue category is as follows:

●	Service agreements backlog totaled $162.4 million as of October 31, 2025, compared to $174.2 million as of October 31, 2024. Service agreements backlog includes future contracted revenue from maintenance and scheduled module exchanges for power plants under service agreements. During the twelve months ended October 31, 2025, the Company entered into a LTSA with CGN (the “CGN LTSA”) for the CGN Platform. The contract value of the CGN LTSA totaled approximately $31.7 million, of which approximately $7.7 million was allocated to service backlog at the time of the execution of the CGN LTSA and will be recognized as revenue as the Company performs service at the CGN Platform over the term of the CGN LTSA.
●	Generation backlog totaled $945.2 million as of October 31, 2025, compared to $841.4 million as of October 31, 2024. Generation backlog represents future contracted energy sales under power purchase agreements (“PPAs”) or approved utility tariffs. During the twelve months ended October 31, 2025, the Company entered into a 20-year PPA with Eversource and United Illuminating, pursuant to which the Company will build and operate a 7.4 MW carbonate fuel cell power plant in Hartford, Connecticut (the “Hartford Project”). The electricity generated by the plant will be sold to Eversource and United Illuminating. The revenue over the contract term is expected to total approximately $167.4 million, which has been added to Generation backlog.
●	Product backlog totaled $66.2 million as of October 31, 2025, compared to $111.3 million as of October 31, 2024. Product backlog decreased during the year ended October 31, 2025 primarily as a result of the product backlog that was recognized as revenue as the Company completed commissioning of certain replacement modules for the GGE Platform. Under the GGE LTSA, commissioning of the first six 1.4-MW replacement fuel cell modules was completed in the fourth quarter of fiscal year 2024, and commissioning of an additional 22 1.4-MW replacement fuel cell modules was completed in fiscal year 2025. The remaining 14 1.4-MW replacement fuel cell modules are expected to be commissioned in fiscal year 2026. Partially offsetting this decrease was the CGN LTSA, which added $24.0 million to product backlog during the fourth quarter of fiscal year 2025.
●	Advanced Technologies contract backlog totaled $19.5 million as of October 31, 2025, compared to $36.0 million as of October 31, 2024. Advanced Technologies contract backlog primarily represents remaining revenue under our Joint Development Agreement with EMTEC and remaining revenue under our government contracts.

The CGN Platform is comprised of four SureSource 3000 molten carbonate fuel cells (each, a “CGN Plant”). Each CGN Plant is comprised of two carbonate fuel cell modules. Pursuant to the CGN LTSA, CGN and the Company have agreed that (i) CGN will purchase from the Company eight carbonate fuel cell modules to replace existing fuel cell modules at the CGN Platform, (ii) the Company will provide certain balance of plant replacement components if and to the extent the parties reasonably determine existing components should be replaced, and (iii) the Company will provide long term operations and maintenance services for the CGN Platform. The total amount payable by CGN under the CGN LTSA for the eight replacement fuel cell modules, balance of plant replacement components, and service is $31.7 million USD, with payments to be made over time as such replacement fuel cell modules are commissioned and the service obligations under the CGN LTSA for such CGN Plants commence. This amount was recorded as backlog concurrent with the execution of the CGN LTSA on July 30, 2025.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed PPA are included in generation backlog, which represents future revenue under long-term PPAs. The Company’s ability to recognize revenue in the future under a PPA is subject to the Company’s completion of construction of the project covered by such PPA. Should the Company not complete the construction of the project covered by a PPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment expenses related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 15 years as of October 31, 2025, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss fourth quarter and full fiscal year 2025 results as well as key business highlights. Participants can access the live call via webcast on the Company’s website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the December 18th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the Company’s business plans and strategies, the Company’s plan to reduce operating costs, the capabilities of the Company’s products, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties, known and unknown, that could cause actual results and future events to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations; our ability to maintain compliance with the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; delays in our timeline for bringing commercially viable products to market; our ability to develop additional commercially viable products in the future; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; the risk that our restructuring plans will not result in the intended benefits or savings or will result in unanticipated costs; the risk that our restructuring plans will yield unintended consequences to our remaining workforce and results of operations; and our ability to reduce operating costs, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. provides clean, reliable future-ready solutions that allow customers to access power faster and manage their emissions while keeping their operations running. Our efficient, scalable, and fuel-flexible systems—running on natural gas, biofuels, or hydrogen—provide steady baseload, grid-independent electricity worldwide. With more than 55 years of expertise and nearly 200 modules deployed, we help customers achieve their immediate and future energy goals. Learn more at www.fuelcellenergy.com.

Contact:

FuelCell Energy Investor Relations

ir@fce.com

FuelCell Energy Media Relations

kblomquist@fce.com

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2025	October 31, 2024
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$278,099	$148,133
Restricted cash and cash equivalents – short-term	16,601	12,161
Investments – short-term	-	109,123
Accounts receivable, net	3,999	11,751
Unbilled receivables	49,008	36,851
Inventories	86,196	113,703
Other current assets	15,907	12,736
Total current assets	449,810	444,458

Restricted cash and cash equivalents – long-term	47,092	48,589
Inventories – long-term	3,216	2,743
Project assets, net	216,847	242,131
Property, plant and equipment, net	96,436	130,686
Operating lease right-of-use assets, net	11,232	8,122
Goodwill	-	4,075
Intangible assets, net	3,891	14,779
Other assets	103,622	48,541
Total assets (1)	$932,146	$944,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,847	$15,924
Current portion of operating lease liabilities	932	807
Accounts payable	17,009	22,585
Accrued liabilities	31,318	30,362
Deferred revenue	2,733	4,226
Total current liabilities	67,839	73,904
Long-term deferred revenue	5,985	3,010
Long-term operating lease liabilities	11,954	8,894
Long-term debt and other liabilities	115,227	130,850
Total liabilities (1)	201,005	216,658

Redeemable Series B preferred stock (liquidation preference of $64,020 as of October 31, 2025 and October 31, 2024)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of October 31, 2025 and October 31, 2024; 46,075,237 and 20,375,932 shares issued and outstanding as of October 31, 2025 and October 31, 2024, respectively)	5	2
Additional paid-in capital	2,493,318	2,300,031
Accumulated deficit	(1,829,449)	(1,641,550)
Accumulated other comprehensive loss	(1,695)	(1,561)
Treasury stock, Common, at cost (44,913 and 12,543 shares as of October 31, 2025 and October 31, 2024, respectively)	(1,406)	(1,198)
Deferred compensation	1,406	1,198
Total stockholders’ equity	662,179	656,922
Noncontrolling interests	9,105	10,687
Total equity	671,284	667,609
Total liabilities, redeemable Series B preferred stock and total equity	$$932,146	$944,124
(1)	As of October 31, 2025 and October 31, 2024, the combined assets of the variable interest entities (“VIEs”) were $325,661 and $311,723, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $2,490, accounts receivable of $722, unbilled accounts receivable of $12,865, operating lease right of use assets of $1,643, other current assets of $162,005, restricted cash and cash equivalents of $731, project assets of $141,414, derivative assets of $2,047 and other assets of $1,743 as of October 31, 2025, and cash of $2,891, accounts receivable of $674, unbilled accounts receivable of $9,479, operating lease right of use assets of $1,663, other current assets of $135,756, restricted cash and cash equivalents of $639, project assets of $157,604 and other assets of $3,018 as of October 31, 2024. The combined liabilities of the VIEs as of October 31, 2025 include short-term operating lease liabilities of $204, accounts payable of $198,736, accrued liabilities of $1,222, long-term operating lease liability of $2,123, derivative liability of $21 and other non-current liabilities of $307 and, as of October 31, 2024, include short-term operating lease liabilities of $204, accounts payable of $181,274, accrued liabilities of $341, deferred revenue of $20, derivative liabilities of $3,693, long-term operating lease liability of $2,142 and other non-current liabilities of $240.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2025	2024
Revenues:
Product	$30,030	$25,425
Service	7,276	5,572
Generation	12,188	11,962
Advanced Technologies	5,522	6,367
Total revenues	55,016	49,326

Costs of revenues:
Product	34,473	30,072
Service	8,257	6,797
Generation	14,932	18,782
Advanced Technologies	3,986	4,592
Total costs of revenues	61,648	60,243

Gross loss	(6,632)	(10,917)

Operating expenses:
Administrative and selling expenses	15,177	15,945
Research and development expenses	5,456	11,608
Impairment expense	1,314	-
Restructuring expense	(256)	2,562
Total costs and expenses	21,691	30,115

Loss from operations	(28,323)	(41,032)

Interest expense	(2,675)	(2,522)
Interest income	1,956	2,994
Other (expense) income, net	(286)	983

Loss before provision for income taxes	(29,328)	(39,577)
Provision for income taxes	(13)	(23)

Net loss	(29,341)	(39,600)
Net income attributable to noncontrolling interest	527	1,816
Net loss attributable to FuelCell Energy, Inc.	(29,868)	(41,416)
Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(30,668)	$(42,216)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.85)	$(2.21)
Basic and diluted weighted average shares outstanding	36,159,324	19,063,628

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Year Ended October 31,
	2025	2024
Revenues:
Product	$69,129	$25,675
Service	20,398	9,969
Generation	48,013	49,975
Advanced Technologies	20,622	26,513
Total revenues	158,162	112,132

Costs of revenues:
Product	82,853	39,582
Service	22,634	11,098
Generation	63,967	79,861
Advanced Technologies	15,116	17,509
Total costs of revenues	184,570	148,050

Gross loss	(26,408)	(35,918)

Operating expenses:
Administrative and selling expenses	60,743	64,604
Research and development expenses	34,079	55,404
Impairment expense	65,781	-
Restructuring expense	5,337	2,562
Total costs and expenses	165,940	122,570

Loss from operations	(192,348)	(158,488)

Interest expense	(10,378)	(9,690)
Interest income	8,313	13,720
Other income (expense), net	3,178	(2,295)

Loss before provision for income taxes	(191,235)	(156,753)
Provision for income taxes	(137)	(25)

Net loss	(191,372)	(156,778)
Net loss attributable to noncontrolling interest	(3,473)	(30,769)
Net loss attributable to FuelCell Energy, Inc.	(187,899)	(126,009)
Series B preferred stock dividends	(3,200)	(3,200)

Net loss attributable to common stockholders	$(191,099)	$(129,209)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(7.42)	$(7.83)
Basic and diluted weighted average shares outstanding	25,743,252	16,505,257

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA, Adjusted EBITDA, Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, impairment and restructuring expenses, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring. Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders differ from the most comparable GAAP measures, Net loss attributable to common stockholders and Net loss per share attributable to common stockholders, primarily because they do not include stock-based compensation, impairment and restructuring expenses, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended October 31,		Year Ended October 31,
(Amounts in thousands)	2025	2024	2025	2024
Net loss	$ (29,341)	$ (39,600)	$ (191,372)	$ (156,778)
Depreciation and amortization (1)	9,818	8,782	40,400	36,171
Provision for income taxes	13	23	137	25
Other expense (income), net (2)	286	(983)	(3,178)	2,295
Interest income	(1,956)	(2,994)	(8,313)	(13,720)
Interest expense	2,675	2,522	10,378	9,690
EBITDA	$ (18,505)	$ (32,250)	$ (151,948)	$ (122,317)
Stock-based compensation expense	2,431	2,537	11,088	11,764
Unrealized (gain) loss on natural gas contract derivative assets (3)	(2,662)	1,808	(4,699)	6,880
Impairment expense (4)	1,314	-	65,781	-
Restructuring expense	(256)	2,562	5,337	2,562
Adjusted EBITDA	$ (17,678)	$ (25,343)	$ (74,441)	$ (101,111)

The following table calculates Adjusted net loss attributable to common stockholders and reconciles that figure to the GAAP financial statement measure Net loss attributable to common stockholders, and calculates Adjusted net loss per share attributable to common stockholders.

	Three Months Ended October 31,		Year Ended October 31,
(Amounts in thousands except share and per share amounts)	2025	2024	2025	2024
Net loss attributable to common stockholders	$ (30,668)	$ (42,216)	(191,099)	(129,209)
Stock-based compensation expense	2,431	2,537	11,088	11,764
Unrealized (gain) loss on natural gas contract derivative assets (3)	(2,662)	1,808	(4,699)	6,880
Impairment expense (4)	1,314	-	65,781	-
Restructuring expense	(256)	2,562	5,337	2,562
Adjusted net loss attributable to common stockholders	$ (29,841)	$ (35,309)	$ (113,592)	$ (108,033)

Net loss per share attributable to common stockholders	$ (0.85)	$ (2.21)	$ (7.42)	$ (7.83)
Adjusted net loss per share attributable to common stockholders	$ (0.83)	$ (1.85)	$ (4.41)	$ (6.54)
Basic and diluted weighted average shares outstanding	36,159,324	19,063,628	25,743,252	16,505,257

(1)	Includes depreciation and amortization on our Generation portfolio of $8.0 million and $32.4 million for the three months and year ended October 31, 2025, respectively, and $6.9 million and $28.2 million for the three months and year ended October 31, 2024, respectively.
(2)	Other expense (income), net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded a mark-to-market net gain of $2.7 million and $4.7 million for the three months and year ended October 31, 2025, respectively, and a mark-to-market net loss of $1.8 million and $6.9 million for the three months and year ended October 31, 2024, respectively, related to natural gas purchase contracts as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-market accounting. These gains and losses are classified as Generation cost of sales.
(4)	The Company recorded a non-cash impairment expense of $1.3 million and $65.8 million for the three months and year ended October 31, 2025, respectively, related to the Company's prior investments in solid oxide technology, related goodwill and in-process research and development intangible assets, property, plant and equipment, solid oxide inventory and purchase order commitments.